                                  EXHIBIT 99.1

                                                CONTACT: Carey Davis
FOR IMMEDIATE RELEASE                           (617) 912-1941 or (617) 237-4327


                     BOSTON PRIVATE BANCORP, INC. ANNOUNCES
                    PURCHASE OF WESTFIELD CAPITAL MANAGEMENT


(AUGUST 13, 1997) BOSTON, MA -- Timothy L. Vaill, President and CEO of Boston Private Bancorp, Inc. (OTC:BPBC) today announced that its investment management arm, Boston Private Investment Management, Inc. will acquire Boston-based Westfield Capital Management, Inc., an investment firm with assets under management of $1.3 billion. In this transaction, which is accounted for as a pooling of interests, Westfield's shareholders will receive 3,918,367 shares of newly issued Boston Private Bancorp, Inc., common stock. In 1997 through August 12th, the price of Boston Private Bancorp, Inc., stock has ranged from 4 7/8 to 8 1/4. The stock price average during this period was approximately 6 1/8. This represents the Company's second investment management acquisition since 1995.

          Established in 1989 by C. Michael Hazard, Westfield Capital Management specializes in separately managed, growth equity portfolios. Over half of Westfield's $1.3 billion in assets under management belongs to high net worth individuals. The remainder of its client base consists of corporate pension funds, endowments and foundations. Westfield has distinguished itself in the marketplace by providing a high level of client service and communications.

          Boston Private Bancorp, Inc. is the parent company of Boston Private Bank & Trust Company, a private bank serving clients in this region with banking and investment products.

Its investment management and trust services business, under the leadership of James D. Henderson, has approximately $825 million of assets under management.

          According to Mr. Vaill, "This purchase reinforces our position in the marketplace as a leading provider of private banking services with investment management as a primary focus. Immediately, it takes us to over $2 billion in client assets under management and broadens our product offering considerably. Most importantly, however, this acquisition gives us an attractive balance between our interest rate driven business and our fee income, which is expected to account for more than 50% of total revenues in 1997. This means, ultimately, that we can pursue our strategic growth goals with solid prospects for revenue diversification, while striving to satisfy the expectations of our clients and shareholders."

          Mr. Hazard commented, "We are extremely pleased to join Boston Private in this marketplace. I believe, at this point in time, the route to steady growth in our business is through a full service firm which has size and can also offer a range of services and products to high net worth individuals and institutions."

          Added Mr. Hazard, "I look forward to being part of a team determined to build a firm that will do a first class job for clients and produce a rewarding career path for the officers and employees of Westfield Capital and Boston Private."

          The investment management principals of Westfield Capital, in addition to Mr. Hazard, include Arthur J. Bauernfeind, Michael J. Chapman, Stephen C. Demirjian and William A.

Muggia. The Company will maintain the Westfield Capital name and its offices at Boston's One Financial Center. Said Mr. Vaill, "Our intention is to have Westfield retain its own identity as it continues to provide clients with the high caliber of service that has been the basis of its substantial past successes."

          According to Mr. Vaill, "In addition to having a significant level of high net worth clients, Westfield shares our investment philosophy as well as our dedication to exceptional client service. Westfield offers us a lengthy tenure of success in the area of investment management, a disciplined equity management process and a strong commitment to their clients.

          Boston Private Bancorp, Inc., offers a full range of banking and investment management and trust services to its domestic and international clientele. The Company also offers a First Time Homebuyers Program within the Boston Urban Community and is an active participant in the SBA Lending Program for small business owners.